Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Highland Funds II:

We consent to the use of our reports, dated November 28, 2017, with respect to the financial statements of Highland Global Allocation Fund, Highland Premier Growth Equity Fund, Highland Small-Cap Equity Fund, Highland Total Return Fund, Highland Tax-Exempt Fund, Highland Fixed Income Fund, and Highland Energy MLP Fund, incorporated herein by reference. We also consent to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

January 25, 2018